Exhibit 99.1

MoneyGram International Reports Second-Quarter 2012 Financial Results

Money Transfer constant currency revenue growth of 13 percent; fifth consecutive quarter of double-digit growth

DALLAS--(BUSINESS WIRE)--July 26, 2012--MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, reported financial results for the second quarter of 2012, which ended June 30, 2012. Total revenue of $330.1 million increased 7 percent compared to $310.0 million in the second quarter of 2011.

  Money transfer fee and other revenue increased 10 percent over the prior year, and increased 13 percent on a constant currency basis.
  Money transfer transaction volume increased 13 percent over the prior year, led by:
    18 percent growth in sends originated outside of the U.S.
    10 percent growth in U.S.-to-U.S. transaction volume
    11 percent growth in U.S. Outbound transaction volume on the strength of U.S.-to-Mexico, which grew 19 percent
  Global agent locations increased 16 percent to 284,000 fueled by growth in India, Spain, and Africa.
  The Bill Payment business showed slight revenue growth and 7 percent transaction growth driven by new channel expansion, excluding the prior period divestiture.
  The company reported a net loss of $25.1 million and EBITDA of $21.9 million. Both net income and EBITDA were primarily impacted by:
    $30.0 million accrued in connection with a possible resolution of the Middle District of Pennsylvania U.S. Attorney (“MDPA”) investigation
    $6.5 million accrued related to the proposed settlement of the shareholder derivative lawsuit
    $3.2 million of legal expenses related to MDPA and the shareholder lawsuit
    $4.4 million of restructuring and reorganization costs
    $1.6 million of stock-based compensation
  Adjusted EBITDA for the second quarter increased 7 percent to $68.5 million from $64.2 million in the prior year. Adjusted EBITDA margin in the quarter was 20.7 percent, flat compared to the same period last year due to $2.4 million of lower investment revenue and $1.9 million related to the declining euro against the U.S. dollar.
  Diluted loss per common share was ($0.35), including a negative $0.54 per share impact from certain accruals and legal expenses and a negative $0.04 due to restructuring and reorganization costs.
  For the six months ended June 2012, total revenue was $648.2 million, an increase of 7 percent year-over-year. Adjusted EBITDA increased 10 percent year-over-year to $136.8 million, which includes a negative impact of $2.9 million related to the declining euro against the U.S. dollar.

“The business performed well in a challenging environment through creative business initiatives and disciplined execution by our global team,” said Pamela H. Patsley, chairman and chief executive officer. “We achieved impressive growth in sends originating outside of the U.S. and built upon our positive momentum from the first quarter despite the impact of the declining euro, economic malaise in southern Europe and high global unemployment. We are driving performance through double-digit growth in agent locations, money transfer transactions, and money transfer fee and other revenue. Our expansion in fast-growing alternative channels continues and now represents 5 percent of money transfer revenue.”

She continued, “In the second quarter, we reached an agreement to settle the pending shareholder lawsuit. We continue to focus on resolving the remaining legacy issues, all with the goal of better positioning MoneyGram for the future.”

Balance Sheet and Cash Flow Items

MoneyGram ended the quarter with assets in excess of payment service obligations of $268.6 million, and outstanding debt principal of $813.9 million. Interest expense was $17.6 million in the quarter, down $5.2 million from the prior year as a result of refinancing activities and delevering in 2011. Book income tax expense in the quarter was $10.2 million, with approximately $0.7 million in cash tax expenses. Free cash flow for the quarter was $38.7 million, a 69 percent increase over the prior year quarter driven by revenue growth, lower signing bonuses, and lower interest expense.

Market Developments

  Network expansion activities during the quarter:
    Added 1,000 locations in Spain to increase the convenience for Spanish consumers
    Initiated roll-out of Continente, Portugal’s largest retailer with 184 million visits per year
    Continued the build-out of MoneyGram’s network in Africa including ARB Apex in Ghana and Ecobank in Nigeria
    Activated an additional 3,000 locations in India including State Bank of India and India Post
    Signed four banks in Pakistan adding over 650 locations in the $12 billion remittance market, which is the sixth largest in the world
    Entered South Sudan through an agreement with Buffalo Community Bank
  Grew self-service and new channel revenue by 57 percent, which represented 5 percent of money transfer revenue in the quarter. MoneyGram Online delivered strong revenue growth in excess of 37 percent.
  Signed an agreement with First California Bank, a top issuer of prepaid cards in the U.S. MoneyGram's money transfer services will be available through the bank’s online site. First California provides issuing services to hundreds of programs and millions of active cardholders.
  Launched bill payment top up capabilities from the U.S. for mobile phone plans in several countries including Brazil, Panama and Paraguay.

Global Funds Transfer Segment Results

Total revenue for the Global Funds Transfer segment was $308.3 million, up 9 percent from $283.8 million in the second quarter of 2011. The segment reported operating income of $38.6 million and operating margin of 12.5 percent. Adjusted operating margin was 14.3 percent in the quarter, up from 11.9 percent in the prior year.

During the quarter, money transfer transaction volume increased 13 percent, continuing the Company’s double-digit growth trend. Money transfer fee and other revenue increased 10 percent to $282.1 million, compared with $256.2 million in the second quarter of 2011. On a constant currency basis, money transfer fee and other revenue increased 13 percent, the Company’s fifth consecutive quarter of double-digit growth.

Money transfer transactions originating outside of the U.S. increased a robust 18 percent over the prior year. U.S.-to-U.S. money transfer transaction volume continued its strong growth, increasing 10 percent over the prior year. U.S. Outbound transaction volume growth was 11 percent for the quarter led by U.S.-to-Mexico growth of 19 percent compared to the prior year.

Bill payment transaction volume decreased 3 percent, while fee and other revenue decreased 6 percent to $26.0 million from the second quarter of 2011. Excluding the fourth quarter 2011 divestiture, transactions increased 7 percent and fee and other revenue increased slightly. The bill payment business continues to improve led by new vertical expansion, new billers and growing strategic partnerships.

Financial Paper Products Segment Results

Total revenue in the Financial Paper Products segment declined 16 percent to $21.5 million in the quarter, down from $25.6 million in the prior year quarter. Operating income was $8.1 million, down from $9.3 million in the second quarter of 2011. Operating margin was 37.5 percent. Adjusted operating margin was 39.8 percent in the quarter, down from 40.8 percent in the same period last year. A reduced rate of decline in money order volumes along with higher retained balances in official checks are positive trends.

Outlook

For the fiscal year 2012, management continues to estimate total revenue growth of 7 percent to 9 percent. On a reported basis, management now expects adjusted EBITDA growth in the range of 7 percent to 9 percent due to the impact of the declining value of the euro against the U.S. dollar. Excluding the impact of the declining euro, management continues to estimate adjusted EBITDA growth of 9 percent to 11 percent.

Other Matters

During the quarter, MoneyGram accrued $6.5 million in connection with the proposed settlement of the purported class action and shareholder derivative litigation pending in the Court of Chancery in the State of Delaware. The settlement is pending final approval by the court and includes a release of claims with respect to the allegations in the action.

In the second quarter, the Company recorded an accrual of $30 million in connection with a possible resolution of the investigation before the U.S. District Court in the Middle District of Pennsylvania, based on current facts and circumstances. The Company cannot reasonably estimate at this time the ultimate loss in connection with the matter and cannot provide any assurance that any costs and payments made will not exceed the amount currently recorded, or that the U.S. Government will not seek to impose other remedies or penalties.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for significant items), Adjusted EBITDA Margin and Free Cash Flow (Adjusted EBITDA less cash interest expense, cash tax expense, cash payments for capital expenditures and agent signing bonuses). In addition, we also present Adjusted Operating Income and Adjusted Operating Margin for our two reporting segments. The following tables include a full reconciliation of these non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. In addition, the Company’s debt agreements require compliance with financial measures based on EBITDA and Adjusted EBITDA. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are financial measures used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of Income (Loss)

Table Two – Segment Results

Table Three – Segment Reconciliations

Table Four – EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

Table Five – Consolidated Balance Sheets

Table Six – Assets in Excess of Payment Service Obligations

Table Seven – Free Cash Flow

Conference Call

MoneyGram International will host a conference call today at 9 a.m. ET, 8 a.m. CT, to discuss its second quarter results. Pamela H. Patsley, chairman and chief executive officer, will host the call. The conference call can be accessed by calling 1-888-516-2443 (U.S.) and +1-719-325-2196 (International). The participant code is 6142366. Slides are available on MoneyGram’s website at moneygram.com. A replay of the conference call will be available at noon ET on July 26 through 11:59 p.m. ET on August 3, 2012. The replay of the call is available at 1-877-870-5176 (U.S.) or +1-858-384-5517 (International). The replay participant code is 6142366.

About MoneyGram International, Inc.

MoneyGram International, Inc. is a leading global payment services company. The Company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with 284,000 global money transfer agent locations in 196 countries and territories. For more information, visit the Company's website at moneygram.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Forward-looking statements can be identified by words such as “believes,” "estimates," "expects," "projects," "plans,” "will," "should," "could," "would" and other similar expressions. These forward-looking statements speak only as of the date they are made, and MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement, except as required by federal securities law. These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances due to a number of factors. These factors include, but are not limited to: ongoing investigations involving MoneyGram by the United States federal government and several state governments which could result in criminal or civil penalties, revocation of required licenses or registrations, termination of contracts, other administrative actions or lawsuits and negative publicity; our ability to maintain key agent or biller relationships, or a reduction in transaction volume from these relationships; our substantial debt service obligations, significant debt covenant requirements and credit rating; our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. ("THL") on our Board of Directors; sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions; continued weakness in economic conditions, in both the United States and global markets; a material slow down or complete disruption of international migration patterns; litigation involving MoneyGram or its agents; which could result in material settlements, fines or penalties; fluctuations in interest rates; our ability to manage credit risks from our retail agents and official check financial institution customers; our ability to manage fraud risks from consumers or agents; the ability of MoneyGram and its agents to maintain adequate banking relationships; our ability to retain partners to operate our official check and money order businesses; our ability to maintain sufficient capital; our ability to attract and retain key employees; our ability to successfully develop and timely introduce new and enhanced products and services; investments in new products, services or infrastructure changes; our ability to adequately protect our brand and intellectual property rights and to avoid infringing on the rights of others; our ability to compete effectively; the ability of us and our agents to comply with U.S. and international laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events; our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control; a security or privacy breach in our facilities, networks or databases; disruptions to our computer network systems and data centers; our ability to effectively operate and adapt our technology to match our business growth; our ability to manage risks related to the operation of retail locations and the acquisition or start-up of businesses; our ability to manage risks associated with our international sales and operations; our ability to maintain effective internal controls; and the risks and uncertainties described in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MoneyGram’s public reports filed with the SEC, including MoneyGram’s Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended March 31, 2012.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		2012 vs	June 30,		2012 vs
(Amounts in thousands, except per share data)	2012	2011	2011	2012	2011	2011

REVENUE
Fee and other revenue	$326,706	$304,074	$22,632	$641,624	$594,083	$47,541
Investment revenue	3,436	5,879	(2,443)	6,613	9,894	(3,281)
Total revenue	330,142	309,953	20,189	648,237	603,977	44,260
EXPENSES
Fee and other commissions expense	146,673	135,561	11,112	288,588	264,621	23,967
Investment commissions expense	103	111	(8)	180	251	(71)
Total commissions expense	146,776	135,672	11,104	288,768	264,872	23,896
Compensation and benefits	59,030	57,913	1,117	118,094	117,208	886
Transaction and operations support	98,008	58,594	39,414	156,222	109,003	47,219
Occupancy, equipment and supplies	12,142	11,637	505	24,353	23,390	963
Depreciation and amortization	11,053	11,879	(826)	21,736	23,545	(1,809)
Total operating expenses	327,009	275,695	51,314	609,173	538,018	71,155
OPERATING INCOME	3,133	34,258	(31,125)	39,064	65,959	(26,895)
Other expense
Net securities gains	-	(32,816)	32,816	-	(32,816)	32,816
Interest expense	17,637	22,873	(5,236)	35,520	43,486	(7,966)
Other	347	14,856	(14,509)	347	14,856	(14,509)
Total other expense, net	17,984	4,913	13,071	35,867	25,526	10,341
(Loss) income before income taxes	(14,851)	29,345	(44,196)	3,197	40,433	(37,236)
Income tax expense (benefit)	10,205	2,941	7,264	17,984	(16)	18,000
NET (LOSS) INCOME	$(25,056)	$26,404	$(51,460)	$(14,787)	$40,449	$(55,236)

Basic and diluted loss per common share	$(0.35)	$(10.97)	$10.62	$(0.21)	$(18.10)	$17.89

Net (loss) income available to common stockholders:
Net income as reported	$(25,056)	$26,404	$(51,460)	$(14,787)	$40,449	$(55,236)
Accrued dividends on mezzanine equity	-	-	-	-	(30,934)	30,934
Accretion on mezzanine equity	-	(77,465)	77,465	-	(80,023)	80,023
Additional consideration issued in connection with conversion of mezzanine equity	-	(366,797)	366,797	-	(366,797)	366,797
Cash dividends paid on mezzanine equity	-	(20,477)	20,477	-	(20,477)	20,477
Net loss available to common stockholders	$(25,056)	$(438,335)	$413,279	$(14,787)	$(457,782)	$442,995

Weighted-average outstanding common shares and equivalents used in computing earnings per share(1)	71,502	39,959	31,543	71,496	25,288	46,208

(1) Includes common stock equivalents of 13.7 million for the three and six months ended June 30, 2012, respectively. The following weighted-average potential common shares are excluded from diluted loss per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options	5,045	5,101		5,200	5,118
Shares related to restricted stock and restricted stock units	500	28		422	28
Shares related to preferred stock	-	29,283		-	42,327

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended			Six Months Ended
	June 30,		2012 vs	June 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Money transfer revenue:
Fee and other revenue	$ 282,064	$ 256,161	$ 25,903	$ 550,323	$ 495,791	$ 54,532
Investment revenue	198	124	74	430	198	232
Bill payment revenue:
Fee and other revenue	26,008	27,554	(1,546)	53,652	57,627	(3,975)
Investment revenue	-	-	-	-	4	(4)
Total revenue	308,270	283,839	24,431	604,405	553,620	50,785

Commissions expense	146,281	134,903	11,378	287,803	263,292	24,511

Operating income	$ 38,626	$ 25,911	$ 12,715	$ 71,908	$ 52,358	$ 19,550

Operating margin	12.5%	9.1%		11.9%	9.5%

Financial Paper Products
	Three Months Ended			Six Months Ended
	June 30,		2012 vs	June 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Money order revenue:
Fee and other revenue	$ 13,946	$ 14,483	$ (537)	$ 28,311	$ 29,387	$ (1,076)
Investment revenue	572	1,140	(568)	1,097	1,966	(869)
Official check revenue:
Fee and other revenue	4,670	5,853	(1,183)	9,342	11,215	(1,873)
Investment revenue	2,331	4,163	(1,832)	4,437	6,967	(2,530)
Total revenue	21,519	25,639	(4,120)	43,187	49,535	(6,348)

Commissions expense	495	769	(274)	966	1,580	(614)

Operating income	$ 8,080	$ 9,344	$ (1,264)	$ 17,070	$ 17,724	$ (654)

Operating margin	37.5%	36.4%		39.5%	35.8%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended			Six Months Ended
	June 30,		2012 vs	June 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Revenue (as reported)	$308,270	$283,839	$24,431	$604,405	$553,620	$50,785

Adjusted operating income	$44,098	$33,913	$10,185	$85,834	$66,912	$18,922

Restructuring and reorganization costs	(4,011)	(5,285)	1,274	(9,297)	(7,890)	(1,407)
Stock-based compensation expense	(1,461)	(2,717)	1,256	(4,629)	(6,664)	2,035
Total adjustments	(5,472)	(8,002)	2,530	(13,926)	(14,554)	628

Operating income (as reported)	$38,626	$25,911	$12,715	$71,908	$52,358	$19,550

Adjusted operating margin	14.3%	11.9%		14.2%	12.1%
Total adjustments	(1.8%)	(2.8%)		(2.3%)	(2.6%)
Operating margin (as reported)	12.5%	9.1%		11.9%	9.5%

Financial Paper Products
	Three Months Ended			Six Months Ended
	June 30,		2012 vs	June 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Revenue (as reported)	$21,519	$25,639	$(4,120)	$43,187	$49,535	$(6,348)

Adjusted operating income	$8,566	$10,464	$(1,898)	$18,425	$19,804	$(1,379)

Restructuring and reorganization costs	(320)	(680)	360	(825)	(1,002)	177
Stock-based compensation expense	(166)	(440)	274	(530)	(1,078)	548
Total adjustments	(486)	(1,120)	634	(1,355)	(2,080)	725

Operating income (as reported)	$8,080	$9,344	$(1,264)	$17,070	$17,724	$(654)

Adjusted operating margin	39.8%	40.8%		42.7%	40.0%
Total adjustments	(2.3%)	(4.4%)		(3.1%)	(4.2%)
Operating margin (as reported)	37.5%	36.4%		39.5%	35.8%

	Global Funds Transfer			Financial Paper Products
	Three Months Ended			Three Months Ended
	March 31,		2012 vs	March 31,		2012 vs
(Amounts in thousands)	2012 (1)	2011	2011	2012 (1)	2011	2011

Revenue (as reported)	$296,135	$269,781	$26,354	$21,668	$23,896	$(2,228)

Adjusted operating income	$41,736	$32,999	$8,737	$9,859	$9,340	$519

Restructuring and reorganization costs	(5,286)	(2,605)	(2,681)	(505)	(322)	(183)
Stock-based compensation expense	(3,168)	(3,947)	779	(364)	(638)	274
Total adjustments	(8,454)	(6,552)	(1,902)	(869)	(960)	91

Operating income (as reported)	$33,282	$26,447	$6,835	$8,990	$8,380	$610

Adjusted operating margin	14.1%	12.2%		45.5%	39.1%
Total adjustments	(2.9%)	(2.4%)		(4.0%)	(4.0%)
Operating margin (as reported)	11.2%	9.8%		41.5%	35.1%

(1) Reclassification of adjusted legal expenses in Q1 2012 from Global Funds Transfer and Financial Paper Products to adjusted Other.

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands)	2012	2011	2012	2011

(Loss) income before income taxes	$(14,851)	$29,345	$3,197	$40,433
Interest expense	17,637	22,873	35,520	43,486
Depreciation and amortization	11,053	11,879	21,736	23,545
Amortization of agent signing bonuses	8,041	8,119	16,384	16,067
EBITDA	21,880	72,216	76,837	123,531

Significant items impacting EBITDA:
Net securities gains	-	(32,816)	-	(32,816)
Severance and related costs (1)	577	-	1,029	(31)
Restructuring and reorganization costs	4,370	7,945	10,214	10,884
Capital transaction costs (2)	-	4,045	-	5,521
Asset impairment charges (3)	-	1,802	-	1,802
Contribution from investors (4)	347	-	347	-
Debt extinguishment (5)	-	5,220	-	5,220
Stock-based compensation expense	1,628	3,164	5,160	7,763
Legal expenses (6)	39,660	2,613	43,248	2,613
Adjusted EBITDA	$68,462	$64,189	$136,835	$124,487

Adjusted EBITDA margin (7)	20.7%	20.7%	21.1%	20.6%

(1) Severance and related costs from executive terminations.
(2) Represents professional and legal fees related to the 2011 Recapitalization.
(3) Impairments of assets in June 2011 related to disposition activity.
(4) Expense resulting from payment by an investor to Walmart upon liquidation of their investment and as required by the Participation Agreement.
(5) Debt extinguishment loss upon the termination of the senior facility in connection with the 2011 Recapitalization.

(6) Legal expenses for 2012 primarily include accruals related to the investigation before the U.S. District Court in the Middle District of Pennsylvania and the shareholder derivative litigation, and legal fees and expenses related to these matters. Legal expenses for 2011 related primarily to the shareholder derivative litigation.

(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Total Revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(Amounts in thousands, except share and per share data)	2012	2011
ASSETS
Cash and cash equivalents	$-	$-
Cash and cash equivalents (substantially restricted)	2,548,257	2,572,174
Receivables, net (substantially restricted)	1,266,882	1,220,065
Short-term investments (substantially restricted)	524,055	522,024
Available-for-sale investments (substantially restricted)	85,281	102,771
Property and equipment	117,032	116,341
Goodwill	428,691	428,691
Other assets	214,864	213,512
Total assets	$5,185,062	$5,175,578

LIABILITIES
Payment service obligations	$4,155,880	$4,205,375
Debt	810,365	810,888
Pension and other postretirement benefits	116,353	120,252
Accounts payable and other liabilities	218,567	149,261
Total liabilities	5,301,165	5,285,776

STOCKHOLDERS' DEFICIT
Participating Convertible Preferred Stock - Series D, $0.01 par value, 200,000 shares authorized, 109,239 issued at June 30, 2012 and December 31, 2011, respectively	281,898	281,898
Common Stock, $0.01 par value, 162,500,000,000 shares authorized, 62,263,963 shares issued at June 30, 2012 and December 31, 2011, respectively	623	623
Additional paid-in capital	994,076	989,188
Retained loss	(1,231,304)	(1,216,543)
Accumulated other comprehensive loss	(34,657)	(38,028)
Treasury stock: 4,407,038 and 4,429,184 shares at June 30, 2012 and December 31, 2011, respectively	(126,739)	(127,336)
Total stockholders' deficit	(116,103)	(110,198)
Total liabilities and stockholders' deficit	$5,185,062	$5,175,578

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
ASSETS IN EXCESS OF PAYMENT SERVICE OBLIGATIONS
(Unaudited)

	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2012	2012	2011	2011

Cash and cash equivalents	$2,548,257	$2,547,250	$2,572,174	$2,583,475
Receivables, net	1,266,882	1,210,506	1,220,065	1,084,927
Short-term investments	524,055	525,356	522,024	520,372
Available-for-sale investments	85,281	93,127	102,771	118,820
	4,424,475	4,376,239	4,417,034	4,307,594
Payment service obligations	(4,155,880)	(4,152,604)	(4,205,375)	(4,058,191)
Assets in excess of payment service obligations	$268,595	$223,635	$211,659	$249,403

TABLE SEVEN
MONEYGRAM INTERNATIONAL, INC.
FREE CASH FLOW
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands)	2012	2011	2012	2011

Adjusted EBITDA	$ 68,462	$ 64,189	$ 136,835	$ 124,487

Cash payments for interest	(15,964)	(19,980)	(32,449)	(39,002)
Cash payments for tax	(694)	(386)	(798)	(509)
Cash payments for capital expenditures	(11,663)	(14,872)	(30,295)	(23,845)
Cash payments for agent signing bonuses	(1,406)	(6,025)	(6,340)	(12,803)

Free Cash Flow	$ 38,735	$ 22,926	$ 66,953	$ 48,328

CONTACT:
MoneyGram International, Inc.
Media:
Patty Sullivan, 214-303-9923
media@moneygram.com
or
Investors:
Eric Dutcher, 214-999-7508
edutcher@moneygram.com